Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lucera Blount Parker
June 2, 2006		(919) 687-7802
(919) 687-7821 Fax
lucera.parker@mfbonline.com

M&F Bank Discloses 1st Quarter Results, Looks Ahead

CEO says community bank is healthy, profitable and planning for the future

DURHAM (June 2, 2006) – Mechanics and Farmers Bank (M&F Bank) reported net income in the first quarter of 2006 of $754.940 thousand. Robust earnings were attributable to growth in net interest income, reduced noninterest expense, increased noninterest income and improved asset quality. Total assets as of March 31, 2006 were $238.971 million. Net interest income was $2.552 million. Nonaccrual loans were $1.861 million, or 1.11% of total loans, compared to the Uniform Bank Performance Report (UBPR) peer group average of .42%. The allowance for loan losses was $2.679 million, or 1.16% of average assets, compared to the peer group average of .81%. As of March 31, 2006, net loans were $163.248 million; total deposits were $196.682 million. The Bank has been classified a being “well capitalized,” with $20.958 million in regulatory capital as of March 31, 2006.

Commenting on the results, Ron Wiley, president and CEO stated, “At this point we’re on a very positive track, outperforming the independent analyst’s estimate for 20061, we’re healthy, profitable and planning for the future. Last year, we sharpened our focus on the fundamentals, and it’s gratifying to see that our efforts are beginning to manifest in the results. Managing profitable growth begins with the basics, and that includes ensuring customers’ experience with us is superior at every level. That has to be at the core of everything we do every day.”

Wiley stated that enhancing the ability to deliver superior service at every customer touchpoint was the catalyst for the Bank’s recent decision to upgrade its core operating system. “This is a significant undertaking for any financial institution, maybe especially so for a community bank. But it’s necessary because it will enable us to realign resources to enhance service delivery, and again, that’s the basis of the decision. I can’t overemphasize that point.”

Building on this foundation, Wiley says the Bank is considering upgrading and expanding facilities, refining its product and service offering, and other growth opportunities within and outside the Bank’s current footprint. The Bank recently added Saturday hours at select Triangle-area branches and is considering expanding service hours in its other markets. In addition, M&F Bank, one of only a few North Carolina banks designated as a Community Development Financial Institution, intends to “vigorously pursue partnerships with the corporate community to support economic development in our markets,” said Wiley, who is certified as an Economic Development Professional by the National Development Council.

[1]	Equity Research Services, www.equityresearch.com, telephone number - 919.876.8868.

M&F Bank, a state-chartered commercial bank, has operated continuously and profitably since 1908. The Bank’s mission is to meet the financial services needs of the communities it serves, promote personal and community development, and to provide quality service to all while continuing its tradition of serving those who historically have been underserved. M&F Bank is the wholly-owned subsidiary of M&F Bancorp, Inc. (the Company), a one-bank holding company headquartered in Durham, NC, with assets of approximately $239.0 million as of March 31, 2006. The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP” or “MFBP.OB” For additional information contact M&F Bank Corporate Center, 2634 Durham Chapel Hill Blvd., Durham, NC at 919.687.7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor the Bank undertakes an obligation to update any forward-looking statements. Additional information, including details of some of the factors that could affect the accuracy of forward-looking statements, is detailed in M&F Bancorp, Inc.’s filings with the Securities and Exchange Commission, which are available at www.sec.gov or www.mfbonline.com.

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